Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Single asterisks denote omissions.

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (this “Settlement Agreement”) is entered into as of May 22, 2020 (the “Effective Date”) by and between Zimmer Biomet Holdings, Inc., a Delaware corporation with its principal place of business at 345 East Main Street, Warsaw, Indiana 46580, Zimmer, Inc., a Delaware corporation with its principal place of business at 345 East Main Street, Warsaw, Indiana 46580, Zimmer US, Inc., a Delaware corporation having an office at 345 East Main Street, Warsaw, Indiana 46580, and Biomet Manufacturing, LLC, a limited liability company organized under the laws of the State of Indiana having an office at 56 East Bell Drive, Warsaw, Indiana 46582 (collectively, “Zimmer”) and Conformis, Inc., a Delaware corporation with its principal place of business at 600 Technology Park Drive, Billerica, Massachusetts 01821 (“Conformis”). Zimmer and Conformis are also referred to herein, individually, as a “Party” and, collectively, as “Parties”.
WHEREAS, Zimmer is the owner of U.S. Patent Nos. 6,510,334; 8,486,150; 8,979,936; 9,173,661; and 9,795,399 (the “Zimmer Asserted Patents”);
WHEREAS, on November 5, 2019, Zimmer filed a complaint in the United States District Court for the District of Delaware (Civil Action No. 19-cv-02093-RGA) alleging infringement of the Zimmer Asserted Patents by Conformis (the “Zimmer Action”);
WHEREAS, on January 13, 2020, Conformis filed an answer and counterclaims (the “Conformis Counterclaim”) in the Zimmer Action denying Zimmer’s allegation of patent infringement and asserted certain counterclaims;
WHEREAS, Conformis is the owner of U.S. Patent Nos. 8,377,129; 8,460,304; 9,186,161; and 9,295,482 (the “Conformis Asserted Patents”);
WHEREAS, on August 15, 2019, Conformis filed a complaint, and on February 3, 2020, Conformis filed an amended complaint, in the United States District Court for the District of Delaware (Civil Action No. 19-cv-01528-RGA) alleging infringement of the Conformis Asserted Patents by Zimmer (the “Conformis Action”);
WHEREAS, on February 18, 2020, Zimmer filed an answer and counterclaims (the “Zimmer Counterclaim”) in the Conformis Action denying Conformis’ allegation of patent infringement and asserted certain counterclaims; and
WHEREAS, the Parties desire to dismiss the Zimmer Action, the Conformis Action, the Zimmer Counterclaim, and the Conformis Counterclaim, and enter into this Settlement Agreement for each Party to obtain a release, license and covenant not to sue from the other Party, all on the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, including the releases and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I. Definitions
As used in this Settlement Agreement, the following terms shall have the following meanings.
“Actions” means the Zimmer Action, the Conformis Action, the Zimmer Counterclaim, and the Conformis Counterclaim.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, whether now or in the future, but only for so long as such other Person continues to control, be controlled by, or be under common control with such first Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person whether through the ownership of more than fifty percent (50%) of the voting securities, by contract or otherwise.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Change of Control” of a Person means (a) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of such Person and its subsidiaries, taken as a whole or (b) a transaction or series of transactions (including by way of merger, consolidation, sale of stock or otherwise) the result of which is that any Person or “group” (as defined in Section 13 of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly, of more than fifty percent (50%) of the voting power of the outstanding voting stock of such Person entitled to vote generally in elections of directors of such Person.
“Commercialize” means to purchase, sell, offer for sale, lease, consign, provide, import, export, or dispose. “Commercialized” and “Commercialization” have correlative meanings.
“Conformis Covenant Patents” means any and all (a) Patents owned or Licensable by Conformis or any of its Existing Affiliates as of the Effective Date, (b) Patents claiming priority, directly or indirectly, to any of the Patents set forth in clause (a) hereof, and (c) Patents to which any of the Patents set forth in clause (a) hereof claims priority, directly or indirectly, including, in each case, any and all divisionals, continuations, continuations-in-part, reissues, renewals, re-examinations, extensions and foreign counterparts of any of the foregoing. Notwithstanding the foregoing, Conformis Covenant Patents excludes *. For the avoidance of doubt, IMATX, Inc. and Conformis Cares LLC are Existing Affiliates of Conformis.
“Conformis Covenant Products” means all knee replacement products and hip replacement products of Conformis and its Affiliates, as Commercialized as of the Effective Date, including the

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iUni Patient-Specific Unicompartmental Knee Resurfacing System, iDuo Patient-Specific Bicompartmental Knee Resurfacing System, iTotal Patient-Specific Cruciate-Retaining Knee Replacement System, the iTotal PS Customized Posterior-Stabilized Knee Replacement System, the Conformis Hip System, and the Cordera Hip System, and Limited Variations thereof, provided such products and Limited Variations are Commercialized under the brands of Conformis or its Affiliates.
“Conformis Customers” means any and all customers (including third-party original equipment manufacturers, resellers and distributors) of Conformis or any of its Affiliates, but in each case only to the extent that any such customers Commercialize (or have Commercialized) any Conformis Covenant Products and Conformis Licensed Products; provided, for clarity, Conformis Customers shall include *.
“Conformis Licensed Patents” means (a) the Conformis Asserted Patents, (b) any and all Patents claiming priority, directly or indirectly, to any Conformis Asserted Patent, and (c) any and all Patents to which any Conformis Asserted Patent claims priority, directly or indirectly, including, in each case, any and all divisionals, continuations, continuations-in-part, reissues, renewals, re-examinations, extensions and foreign counterparts of any of the foregoing.
“Conformis Licensed Products” means any and all current and future implants and patient-specific instruments for knee replacement Exploited by Conformis, including the iUni Patient-Specific Unicompartmental Knee Resurfacing System, iDuo Patient-Specific Bicompartmental Knee Resurfacing System, iTotal Patient-Specific Cruciate-Retaining Knee Replacement System, and the iTotal PS Customized Posterior-Stabilized Knee Replacement System, provided such products are (i) Commercialized under the brands of Conformis or its Affiliates or (ii) designed and manufactured by Conformis or its Affiliates to the extent Commercialized by and under the brands of Conformis *.
“Conformis Suppliers” means any and all suppliers of Conformis or any of its Affiliates, but in each case only to the extent any such suppliers supply products or components, or provide services, to Conformis or any of its Affiliates for the * of Conformis Covenant Products and Conformis Licensed Products.
“Cover” means that, with respect to any Patent and product, but for a license, non-assert or other immunity granted to any Person under any claim included in such Patent, the Exploitation of such product by such Person would infringe such claim, where the reference to “claim” in this definition includes the claims of any pending Patent application as if issued. “Covered” has a correlative meaning.
“Customers” means Conformis Customers or Zimmer Customers, as applicable.
“Existing Affiliate” means, with respect to a Party, any Person that is an Affiliate of such Party as of the Effective Date.
“Exploit” means to design, use, make, have made, Commercialize, and/or otherwise exploit. “Exploited” and “Exploitation” have correlative meanings.

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“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, commission, department, court, tribunal, agency or official, including any political subdivision thereof.
“Licensable” means, with respect to any Patent, that a Person has the power and authority to grant a covenant not to sue on the terms and conditions of this Settlement Agreement to such Patent without (a) violating the terms of any agreement with any third party, (b) the consent of any third party, and/or (c) the payment of royalties or other consideration on or after the Effective Date by such Person to any third party under any preexisting agreement relating to such Patent. For the avoidance of doubt, in no event shall any Patent be considered “Licensable” if any of the foregoing conditions in clauses (a)-(c) apply.
“Limited Variations” means with respect to any Conformis Licensed Products, Conformis Covenant Products, Zimmer Licensed Products, and Zimmer Convent Products, any immaterial modifications, improvements, or evolutions thereof. For the avoidance of doubt, any modifications, improvements, or evolutions based on a new product design or that add any material features or functionalities are not considered Limited Variations.
“Loan Agreement” means that certain Loan Agreement referenced in the Intellectual Property Security Agreement dated June 25, 2019 by and between Innovatus Life Sciences Lending Fund I, LP, as collateral agent for the Lenders and Conformis, Inc., Imatx, Inc. and Conformis Cares LLC.
“Patents” means any and all (a) issued patents (including any extensions, restorations by any existing or future extension or registration mechanism (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof), substitutions, confirmations, re-registrations, re-examinations, reissues (including inter partes review patents and post-grant review patents) and patents of addition thereof), (b) patent applications (including all provisional and non-provisional applications, substitutions, requests for continuing examination, continuations, continuations-in-part, divisionals and renewals), (c) inventor’s certificates and (d) equivalents of any of the foregoing, however denominated, in any jurisdiction of the world.
“Person” means any natural person, firm, sole proprietorship, corporation, partnership, joint venture, trust, association, incorporated organization, limited liability company, government agency, or any other form of business or legal entity.
“Proceeding” means any action, claim, lawsuit, litigation, proceeding, inquiry, or arbitration (in each case, whether civil, criminal or administrative) by or before any Governmental Authority.
“Standstill Period” means, with respect to any Person that threatens in writing, initiates or otherwise asserts any patent infringement or patent invalidity or unenforceability Proceeding against a Party, any of its Affiliates or any of their respective Customers or Suppliers, as applicable, the time period that is thirty (30) days after such Person receives a written response from such Party, any of its Affiliates or any of their respective Customers or Suppliers, as applicable, invoking the defensive suspension terms and conditions of Section 8 or 16, as applicable; provided that, if such

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Person has requested a preliminary injunction or other expedited relief in connection with such Proceeding, such time period shall be immediately after such Person receives such written response.
“Suppliers” means Conformis Suppliers or Zimmer Suppliers, as applicable.
“Zimmer Covenant Patents” means any and all (a) Patents owned or Licensable by Zimmer or any of its Existing Affiliates as of the Effective Date, (b) Patents claiming priority, directly or indirectly, to any of the Patents set forth in clause (a) hereof and (c) Patents to which any of the Patents set forth in clause (a) hereof claims priority, directly or indirectly, including, in each case, any and all divisionals, continuations, continuations-in-part, reissues, renewals, re-examinations, extensions and foreign counterparts of any of the foregoing. Notwithstanding the foregoing, Zimmer Covenant Patents excludes *.
“Zimmer Covenant Products” means all knee replacement, shoulder replacement, and hip replacement products of Zimmer and its Affiliates, as Commercialized as of the Effective Date, including those sold as part of the Signature Personalized Patient Care Vanguard Complete Knee System, Persona - The Personalized Knee System, NexGen Complete Knee Solution, Gender Solutions Natural-Knee Flex System, Shoulder for Trabecular Metal Reverse Glenoid, Signature Personalized Patient Care for Comprehensive Total and Reverse Shoulder Systems, and Signature Personalized Patient Care System - Acetabular Guide System (collectively, the “Zimmer Covenant Tools”) and any implant, as Commercialized as of the Effective Date, sold with, for use with, or that can be used with any Zimmer Covenant Tool, including NexGen CR, NexGen CR-Flex, NexGen CR-Flex Gender, NexGen LPS, NexGen LPS-Flex, NexGen LPS Flex Gender, Persona CR, Persona PS, Vanguard Cruciate Retaining Knee, Vanguard Posterior Stabilized Knee, Gender Solutions high-flex femoral implant, Triflange acetabular component, Trabecular Metal™ Reverse Glenoid Baseplate, Trabecular Metal Reverse Plus System, Signature Personalized Patient Care for Comprehensive Total and Reverse Shoulder Systems, including Limited Variations thereof, provided that such products and Limited Variations thereof are Commercialized under the brands of Zimmer or its Affiliates.
“Zimmer Customers” means any and all customers (including third-party original equipment manufacturers, resellers and distributors) of Zimmer or any of its Affiliates, but in each case only to the extent that any such customers Commercialize (or have Commercialized) any Zimmer Covenant Products and Zimmer Licensed Products, provided, for clarity, Zimmer Customers shall include *.
“Zimmer Licensed Patents” means (a) the Zimmer Asserted Patents, (b) any and all Patents claiming priority, directly or indirectly, to any Zimmer Asserted Patents and (c) any and all Patents to which any Zimmer Asserted Patent claims priority, directly or indirectly, including, in each case, any and all divisionals, continuations, continuations-in-part, reissues, renewals, re-examinations, extensions and foreign counterparts of any of the foregoing.
“Zimmer Licensed Products” means any and all current and future patient-specific or partially patient-specific instrumentation for knee replacement, shoulder replacement, or hip replacement Exploited by Zimmer (collectively, the “Zimmer Licensed Tools”), including instrumentation sold as part of the Signature Personalized Patient Care Vanguard Complete Knee

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System, Persona - The Personalized Knee System, NexGen Complete Knee Solution, Gender Solutions Natural-Knee Flex System, Shoulder for Trabecular Metal Reverse Glenoid, Signature Personalized Patient Care for Comprehensive Total and Reverse Shoulder Systems, and Signature Personalized Patient Care System - Acetabular Guide System, and any and all current and future Zimmer implant sold with, for use with, or that can be used with any Zimmer Licensed Tool, including NexGen CR, NexGen CR-Flex, NexGen CR-Flex Gender, NexGen LPS, NexGen LPS-Flex, NexGen LPS Flex Gender, Persona CR, Persona PS, Vanguard Cruciate Retaining Knee, Vanguard Posterior Stabilized Knee, Gender Solutions high-flex femoral implant, Triflange acetabular component, Trabecular Metal™ Reverse Glenoid Baseplate, Trabecular Metal Reverse Plus System, Signature Personalized Patient Care for Comprehensive Total and Reverse Shoulder Systems, provided such products are (i) Commercialized under the brands of Zimmer or its Affiliates or (ii) designed and manufactured by Zimmer or its Affiliates to the extent Commercialized under the brands of Zimmer *.
“Zimmer Suppliers” means any and all suppliers of Zimmer or any of its Affiliates, but in each case only to the extent any such suppliers supply products or components, or provide services, to Zimmer or any of its Affiliates for the * of Zimmer Covenant Products and Zimmer Licensed Products.
Each of the following terms is defined in the Section set forth opposite such term.

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Term	Section
Acquirer	16(b)
Acquisition Products	16(c)
Additional Payments	11(c)
Assigning Party	16(b)
Confidential Information	20
Conformis	Preamble
Conformis Action	Recitals
Conformis Asserted Patents	Recitals
Conformis Counterclaim	Recitals
Conformis Covenant Not to Sue	5(a)
Conformis Divestiture	16(c)
Conformis License	3(b)
Divested Conformis Entity	16(c)
Divested Conformis Products	16(c)
Divested Zimmer Entity	16(f)
Divested Zimmer Products	16(f)
Initial Payment	11(b)
Non-Assigning Party	16(b)
Parties	Preamble
Party	Preamble
Released Claims	2(a)
Request	20(a)
SEC	20(a)
Zimmer	Preamble
Zimmer Action	Recitals
Zimmer Asserted Patents	Recitals
Zimmer Counterclaim	Recitals
Zimmer Covenant Not to Sue	5(b)
Zimmer Divestiture	16(d)
Zimmer License	3(a)

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II. Terms
1.No Admission Of Liability
The Parties acknowledge and agree that neither the making of this Settlement Agreement nor any term or condition of this Settlement Agreement shall constitute or be construed or alleged as an admission of any liability or wrongdoing whatsoever or as an admission regarding any legal or factual assertion or position by either Party or any of such Party’s Affiliates. Each Party expressly denies any liability to the other Party and its Affiliates in connection with the Actions. The Parties acknowledge and agree that this Settlement Agreement, in part, is a litigation settlement and that no representation is made regarding the reasonableness of the consideration set forth herein for the infringement alleged in the Actions.
2.    Dismissals and Mutual Release
(a)    Dismissal of the Actions. Upon the Effective Date, to the extent permitted by Applicable Law, the Parties shall (i) cause, through their respective counsel, the dismissal, with prejudice, of all claims and counterclaims asserted by and between them in the Actions, within three (3) business days following the earlier of (A) receipt by Conformis of the Initial Payment and (B) the expiration of any litigation stay, with extensions, granted by the court in respect of the Actions and (ii) take all reasonable actions to facilitate the execution and entry of all applicable dismissals. Neither Party shall take any action to oppose the district court’s entry of dismissal, nor subsequently take any action to vacate or modify or appeal from dismissal of each of the Actions. If the district court refuses to enter any agreed form of dismissal, the Parties and their respective counsel shall cooperate to prepare, execute and lodge a revised form of dismissal mutually acceptable to the Parties and to the district court. Each of the Parties shall bear its own costs and attorneys’ fees associated with the Actions.
(b)    Mutual Release. Effective upon the dismissal of the Actions with prejudice as provided in Section 2(a), each Party, on behalf of itself and its Affiliates, hereby voluntarily and irrevocably releases, acquits and forever discharges the other Party and such other Party’s Affiliates (together with its and their predecessors, successors, agents, attorneys, insurers, servants, employees, officers and directors) from any and all Proceedings, actions, causes of action, suits, torts, damages, expenses, attorneys’ fees, and any and all claims, counterclaims, cross-claims, defenses, offsets, judgments, demands, losses, liabilities and indemnities of all and any nature whatsoever, both at law and in equity, whether individual or derivative, state or federal, which the Parties or any of their respective Affiliates ever had, now have, or can, shall or may have based upon, related to or arising out of the Actions, the subject matter of the Actions, any of the Conformis Licensed Patents or the Zimmer Licensed Patents to the extent that they cover or otherwise relate to a Conformis Licensed Product or Zimmer Licensed Product, respectively, or any infringement related to Conformis Licensed Products or Zimmer Licensed Products sold prior to the Effective Date, as applicable, whether presently known or not, whether or not discoverable, whether accrued or unaccrued (such claims, collectively, the “Released Claims”), except for claims to enforce or construe this Settlement Agreement.

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(c)    Unknown Claims. Each Party, on behalf of itself and its Affiliates, expressly acknowledges and agrees that this Settlement Agreement fully and finally releases and resolves all Released Claims, including those that are unknown, unanticipated or unsuspected or that may hereafter arise as a result of the discovery of new and/or additional facts. Each Party, on behalf of itself and its Affiliates, acknowledges and understands the significance and potential consequences of its release of unknown claims. Each Party, on behalf of itself and its Affiliates, intends that the Released Claims be construed as broadly as possible, within the scope of the releases defined under Section 2(b), and shall waive and relinquish all rights and benefits it may have under Section 1542 of the Civil Code of the State of California, or any similar statute or law of any other jurisdiction. Section 1542 of the Civil Code of the State of California reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
3.    Licenses
(a)    License from Conformis to Zimmer. Subject to the terms and conditions of this Settlement Agreement *, Conformis, on behalf of itself and its Affiliates, hereby grants Zimmer and its Affiliates a non-exclusive, non-transferable (except as provided in Section 16), worldwide, perpetual, irrevocable, royalty-free license, without the right to sublicense (except as provided in Section 4(a)), under the Conformis Licensed Patents to Exploit any and all Zimmer Licensed Products and to practice and have practiced any method and/or process in connection with the manufacture and use thereof (the “Zimmer License”). *.
(b)    License from Zimmer to Conformis. Subject to the terms and conditions of this Settlement Agreement, Zimmer, on behalf of itself and its Affiliates, hereby grants Conformis and its Affiliates a non-exclusive, non-transferable (except as provided in Section 16), worldwide, fully paid-up, royalty-free, perpetual, irrevocable license, without the right to sublicense (except as provided in Section 4(b)), under the Zimmer Licensed Patents to Exploit any and all Conformis Licensed Products and to practice and have practiced any method and/or process in connection with the manufacture and use thereof (the “Conformis License”).
4.    Sublicensing
(a)    Zimmer Sublicensing. *.
(b)    Conformis Sublicensing. *
5.    Mutual Covenants Not to Sue
(a)    Covenant Not to Sue from Conformis to Zimmer. Subject to the terms and conditions of this Settlement Agreement (and Conformis’ receipt of the payment by Zimmer of the Initial Payment as set forth in Section 11(b)), Conformis, on behalf of itself and its Existing Affiliates and permitted assigns, hereby covenants to Zimmer and its Affiliates that Conformis and its respective Affiliates will not sue, assert any claim or counterclaim against, otherwise participate in any action

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or proceeding against Zimmer and/or its Affiliates or any of their shareholders, licensees, sublicensees, Zimmer Customers, Zimmer Suppliers, importers, manufacturers, distributors, insurers, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause, assist, or authorize any person to do any of the foregoing, in each case claiming or otherwise asserting that the Zimmer Covenant Products or the manufacture, use, sale, offer for sale, or importation of the Zimmer Covenant Products, infringes any Conformis Covenant Patents (the “Conformis Covenant Not to Sue”).
(b)    Covenant Not to Sue from Zimmer to Conformis. Subject to the terms and conditions of this Settlement Agreement, Zimmer, on behalf of itself and its Existing Affiliates and permitted assigns, hereby covenants to Conformis and its Affiliates that Zimmer and its respective Affiliates will not sue, assert any claim or counterclaim against, otherwise participate in any action or proceeding against Conformis and/or its Affiliates or any of their shareholders, licensees, sublicensees, Conformis Customers, Conformis Suppliers, importers, manufacturers, distributors, insurers, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause, assist, or authorize any person to do any of the foregoing, in each case claiming or otherwise asserting that the Conformis Covenant Products or the manufacture, use, sale, offer for sale, or importation of the Conformis Covenant Products, infringes any Zimmer Covenant Patents (the “Zimmer Covenant Not to Sue”).
6.    Reserved
7.    Reserved.
8.    Defensive Suspension
(a)    Zimmer Defensive Suspension. In the event that Conformis, any of its Affiliates, or Transferred Conformis Covenant Patent Buyer (as defined in Section 15) threatens in writing, initiates or otherwise asserts any Proceeding that is within the scope of the Conformis Covenant Not to Sue or the covenants granted by Conformis in Section 9(a) (except in response to any Proceeding that is within the scope of the Zimmer Covenant Not to Sue or the covenants granted by Zimmer in Section 9(b), in each case that is first threatened, initiated or otherwise asserted by Zimmer or any of its Affiliates), and does not withdraw such threat, initiation or assertion of such Proceeding within the Standstill Period after receiving a written response from Zimmer or any of its Affiliates invoking the terms and conditions of this Section 8(a), then Zimmer and its Affiliates shall have the right to suspend the Zimmer Covenant Not to Sue and covenants under Section 9 of this Settlement Agreement.
(b)    Conformis Defensive Suspension. In the event that Zimmer, any of its Affiliates, or Transferred Zimmer Covenant Patent Buyer (as defined in Section 15) threatens in writing, initiates or otherwise asserts any Proceeding that is within the scope of the Zimmer Covenant Not to Sue or the covenants granted by Zimmer in Section 9(b) (except in response to any Proceeding that is within the scope of the Conformis Covenant Not to Sue or the covenants granted by Conformis in Section 9(a), in each case that is first threatened, initiated or otherwise asserted by Conformis or any of its Affiliates), and does not withdraw such threat, initiation or assertion of such Proceeding within the Standstill Period after receiving a written response from Conformis or any of its Affiliates

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invoking the terms and conditions of this Section 8(b), then Conformis and its Affiliates shall have the right to suspend the Conformis Covenant Not to Sue and covenants under Section 9 of this Settlement Agreement.
9.    Covenants Not to Challenge
(a)    Conformis Covenant Not to Challenge Zimmer Licensed Patents. Conformis shall not, and shall cause its Affiliates not to, directly or indirectly, (i) initiate or participate in any Proceeding (including any inter partes review, post grant review or reexamination) advancing any claims that any of the Zimmer Licensed Patents are invalid or unenforceable or (ii) voluntarily assist or support any other Person in connection with any challenge to the validity or enforceability of any of the Zimmer Licensed Patents (including by (A) cooperating with, paying for or advocating on behalf of such challenge or Person, (B) providing to or identifying for such other Person, or making any public statements concerning, any prior art relating to such Zimmer Licensed Patents or (C) making any public statements concerning the prosecution history, validity or enforceability of such Zimmer Licensed Patents). This Section 9(a) does not preclude Conformis or any of its Affiliates from providing information as may be required by court order, law or judicial process. Notwithstanding the foregoing, Conformis and its Affiliates may assert defenses of invalidity and/or unenforceability and/or seek inter partes review, post grant review or reexamination of any patent they are accused in the future of having infringed (including making any public statements concerning the prosecution history, validity or enforceability thereof or prior art relating thereto). In such case, Conformis or such Affiliate thereof shall give Zimmer thirty (30) days’ written notice prior to initiating any such challenge.
(b)    Zimmer Covenant Not to Challenge Conformis Licensed Patents. Zimmer shall not, and shall cause its Affiliates not to, directly or indirectly, (i) initiate or participate in any Proceeding (including any inter partes review, post grant review or reexamination) advancing any claims that any of the Conformis Licensed Patents are invalid or unenforceable or (ii) voluntarily assist or support any other Person in connection with any challenge to the validity or enforceability of any of the Conformis Licensed Patents (including by (A) cooperating with, paying for or advocating on behalf of such challenge or Person, (B) providing to or identifying for such other Person, or making any public statements concerning, any prior art relating to such Conformis Licensed Patents or (C) making any public statements concerning the prosecution history, validity or enforceability of such Conformis Licensed Patents). This Section 9(b) does not preclude Zimmer or any of its Affiliates from providing information as may be required by court order, law or judicial process. Notwithstanding the foregoing, Zimmer and its Affiliates may assert defenses of invalidity and/or unenforceability and/or seek inter partes review, post grant review or reexamination of any patent they are accused in the future of having infringed (including making any public statements concerning the prosecution history, validity or enforceability thereof or prior art relating thereto). In such case, Zimmer or such Affiliate thereof shall give Conformis thirty (30) days’ written notice prior to initiating any such challenge.

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10.    Reservation of Rights
(a)    Except as expressly provided in this Settlement Agreement, no licenses, releases, covenants, non-asserts or other immunities are granted to either Party or any of its Affiliates under this Settlement Agreement, whether by implication, estoppel or otherwise.
(b)    Except as expressly provided in this Settlement Agreement, in no event shall this Settlement Agreement be deemed to extend any licenses, covenants, non-asserts, rights or other protections to any supplier or customer of Conformis or Zimmer or any of their respective Affiliates.
11.    Payments
(a)    Consideration. In consideration of the licenses, releases, covenants, non-asserts and other immunities granted by Conformis to Zimmer and its Affiliates under this Settlement Agreement, Zimmer (i) has granted to Conformis the licenses, releases, covenants, non-asserts and other immunities under this Settlement Agreement, and (ii) has agreed to pay the payments as set forth in Sections 11(b) and 11(c).
(b)    Initial Payment. Zimmer shall, or shall cause one of its Affiliates to, promptly after the Effective Date (but in any event not later than thirty (30) days thereafter), pay to Conformis or its designee, a payment of Three Million Five Hundred Thousand U.S. Dollars ($3,500,000.00) (the “Initial Payment”). Conformis shall have no obligation to dismiss any Action pursuant to Section 2(a) until Zimmer has paid to Conformis the Initial Payment due pursuant to this Section 11(b).
(c)    Additional Payments. In addition to the initial payment made by Zimmer pursuant to Section 11(b), Zimmer shall, or shall cause one of its Affiliates to, also pay to Conformis or its designee, the payments (“Additional Payments”) set forth in the table below, on or before the date of payment associated with each such payment:

Additional Payments:	Date of Payment:
* U.S. Dollars ($*)	On or before *
* U.S. Dollars ($*)	On or before *
* U.S. Dollars ($*)	On or before January 15, 2021

For clarity, the total amount payable by Zimmer to Conformis under this Settlement Agreement is Nine Million Six Hundred Thousand U.S. Dollars ($9,600,000.00).
(d)    Method of Payment. Each payment contemplated in this Section 11 shall be made in United States Dollars in immediately available funds via, at Zimmer’s election, electronic or wire transfer or any other means of electronic funds transfer to the bank account specified below. Conformis may change such account by written notice at least ten (10) days before any payment is due.

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Name of Account: Conformis Inc.
Name of Bank: *
Account No.: *
ABA Routing No.: *
12.    Representations and Warranties
(a)    Conformis Representations and Warranties.
Conformis represents and warrants that, as of the Effective Date, (i) it is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its organization, (ii) it has the requisite power and authority to execute and deliver this Settlement Agreement and to fully perform its obligations hereunder, (iii) the execution, delivery and performance of this Settlement Agreement has been duly authorized by all corporate actions necessary on the part of Conformis, (iv) the individual executing this Settlement Agreement on behalf of Conformis has the authority to do so, (v) Conformis has the right to grant the releases, licenses, covenants, non-asserts and other rights granted herein, and (vi) Conformis is the sole and exclusive owner of all right, title and interest in and to each of the Conformis Licensed Patents and each claim therein which Conformis and its Affiliates purport to release hereby, and neither Conformis nor any of its Affiliates has assigned, transferred, conveyed or licensed, or purported to assign, transfer, convey or license to any Person any claims or other matter released under this Settlement Agreement. Notwithstanding the foregoing or anything else in this Settlement Agreement to the contrary, Conformis represents and warrants that the granting of the releases, licenses, non-asserts and other rights granted herein do not conflict with, breach, or constitute a default under the Loan Agreement and there are no Conformis Licensed Patents, where Conformis cannot grant a license under this Settlement Agreement or Conformis Covenant Patents where Conformis cannot grant a covenant not to sue under this Settlement Agreement, as a result of the security interest and other rights granted to the lenders or obligations, restrictions, or conditions imposed on Conformis by the lenders under the Loan Agreement.
(b)    Zimmer Representations and Warranties.
Zimmer represents and warrants that, as of the Effective Date, (i) it is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its organization, (ii) it has the requisite power and authority to execute and deliver this Settlement Agreement and to fully perform its obligations hereunder, (iii) the execution, delivery and performance of this Settlement Agreement has been duly authorized by all corporate actions necessary on the part of Zimmer, (iv) the individual executing this Settlement Agreement on behalf of Zimmer has the authority to do so, (v) Zimmer has the right to grant the releases, licenses, covenants, non-asserts and other rights granted herein, and (vi) Zimmer is the sole and exclusive owner of all right, title and interest in and to each of the Zimmer Licensed Patents and each claim therein which Zimmer and its Affiliates purport to release hereby, and neither Zimmer nor any of its Affiliates has assigned, transferred, conveyed or licensed, or purported to assign, transfer, convey or license to any Person any claims or other matter released under this Settlement Agreement.

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13.    Disclaimer; Limitation of Liability
EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN SECTION 12, ALL LICENSES, COVENANTS, RELEASES, NON-ASSERTS AND OTHER IMMUNITIES GRANTED HEREIN ARE MADE ON AN “AS IS” AND “WHERE IS” BASIS, AND EACH PARTY HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING THOSE REGARDING MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY, COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN, AND THOSE ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY WILL BE LIABLE UNDER OR IN CONNECTION WITH THIS SETTLEMENT AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES OR OTHER DAMAGES THAT ARE NOT PROBABLE AND REASONABLY FORESEEABLE, OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY IN THE CASE OF GROSS NEGLIGENCE OR FRAUD.
14.    Reserved
15.    Assignment of Patents
(a)    Assignment by Conformis:
(i)    Conformis and its Existing Affiliates may assign, sell, or otherwise transfer any Conformis Covenant Patents and Conformis Licensed Patents, but in each case of assignment, sale, or transfer of any Conformis Covenant Patent (“Transferred Conformis Covenant Patent”) to an assignee, purchaser or other transferee (“Transferred Conformis Covenant Patent Buyer”), Conformis and its Existing Affiliates will use commercially reasonable efforts to require Transferred Conformis Covenant Patent Buyer to agree in writing to observe and be bound by the Conformis Covenant Not to Sue with respect to such Transferred Conformis Covenant Patent, provided that failure to do so shall not be deemed a breach of this provision.
(ii)     *

(iii)    The obligations provided in Section 15(a)(i) and (ii) shall extend to the seller, assignor, or transferor and the buyer, assignee or transferee each time any Transferred Conformis Covenant Patent is assigned, sold or transferred.

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(b)    Assignment by Zimmer:
(i)     Zimmer and its Existing Affiliates may assign, sell, or otherwise transfer any Zimmer Covenant Patents and Zimmer Licensed Patents, but in each case of assignment, sale, or transfer of any Zimmer Covenant Patent (“Transferred Zimmer Covenant Patent”) to an assignee, purchaser or other transferee (“Transferred Zimmer Covenant Patent Buyer”), Zimmer and its Existing Affiliates will use commercially reasonable efforts to require Transferred Zimmer Covenant Patent Buyer to agree in writing to observe and be bound by the Zimmer Covenant Not to Sue with respect to such Transferred Zimmer Covenant Patent, provided that failure to do so shall not be deemed a breach of this provision.
(ii)     *
(iii)    The obligations provided in Section 15(b)(i) and (ii) shall extend to the seller, assignor, or transferor and the buyer, assignee or transferee each time any Transferred Zimmer Covenant Patent is assigned, sold or transferred.
16.    Assignment of Settlement Agreement; Change of Control;
Divestitures

(a)    Neither Party may assign, delegate, sell, transfer or otherwise dispose of any of its rights or obligations under this Settlement Agreement without the other Party’s prior written consent except as expressly provided in this Section 16. Any assignment, delegation, sale, transfer or other disposal of this Settlement Agreement or any rights or obligations hereunder in contravention of this Section 16 shall be null and void ab initio.
(b)    This Settlement Agreement may be assigned or otherwise transferred by each Party (the “Assigning Party”) without consent of the other Party (the “Non-Assigning Party”): (i) to an Affiliate of the Assigning Party; or (ii) subject to Section 16(c), to a Person acquiring such Party by virtue of a Change of Control (the “Acquirer”); provided that, in each case of assignment to the Acquirer, the assignee of the Assigning Party agrees to assume all obligations of Assigning Party under, and agrees to be bound by, this Settlement Agreement. For purposes of Section 16, Change of Control of Zimmer means Change of Control of Zimmer Biomet Holdings, Inc. only.
(c)    Notwithstanding anything in this Settlement Agreement to the contrary, in the event of a Change of Control of a Party, subject to Section 16(e) and 16(g), as applicable, (i) the licenses, covenants, non-asserts, releases and other immunities granted to such Party and its Affiliates under this Settlement Agreement shall thereafter be limited to (A) in the event of a Change of Control of Conformis, the Conformis Licensed Products and Conformis Covenant Products, as applicable and (B) in the event of a Change of Control of Zimmer, the Zimmer Licensed Products and Zimmer Covenant Products, as applicable, in the case of clauses (A) and (B), as such products existed immediately prior to such Change of Control, together with any Limited Variations of these products (“Acquisition Products”), and in no event shall any licenses, covenants, non-asserts, releases and/or other immunities extend to any products of the Acquirer, except for any Acquisition Products sold by such Acquirer after such Change of Control, and (ii) the Patents of the Acquirer and its other Affiliates shall not be subject to the licenses, covenants, non-asserts, releases and/or other

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immunities granted under this Settlement Agreement, provided that the foregoing limitation in clause (i) with respect to Acquisition Products shall not apply: (A) in the event of a Change of Control of Zimmer, if the Acquirer and its Affiliates are not entities engaged in the business of developing, manufacturing, or commercializing any medical products for knee replacement, shoulder replacement, or hip replacement prior to such Change of Control and (B) in the event of a Change of Control of Conformis, if the Acquirer and its Affiliates are not entities engaged in the business of developing, manufacturing, or commercializing any medical products for knee replacement prior to such Change of Control.
(d)    Notwithstanding Section 16(a), if any Affiliate (a “Divested Conformis Entity”) of Conformis ceases to be an Affiliate of Conformis or if Conformis or any of its Affiliates transfers any Conformis Licensed Products (“Divested Conformis Products”) to any third party acquirer by way of any asset sale (each of the foregoing transactions, a “Conformis Divestiture”), then, subject to Section 16(e), Conformis may extend the Conformis License, Zimmer Covenant Not to Sue and release granted hereunder to such Divested Conformis Entity or Divested Conformis Products, as applicable; provided that (i)  the acquirer of such Divested Conformis Entity or Divested Conformis Products agrees to be bound by the terms and conditions of this Settlement Agreement, and (ii) with respect to the Conformis Licensed Products that are the subject of such Conformis Divestiture, the extension of the Conformis License and the Zimmer Covenant Not to Sue under this Section 16(d) shall only apply to such Conformis Licensed Products as they exist as of the time of such Conformis Divestiture, together with any Limited Variations of these products. For the avoidance of doubt, and notwithstanding anything in this Settlement Agreement to the contrary, the licenses, covenants, non-asserts and other immunities granted by or on behalf of such Divested Conformis Entity under this Settlement Agreement shall in no way be affected by such Conformis Divestiture and shall remain in full force and effect in accordance with this Settlement Agreement.
(e)    If an Acquirer of Conformis, a Divested Conformis Entity or any acquirer of any Divested Conformis Entity or Divested Conformis Product threatens in writing, initiates or otherwise asserts any patent infringement or patent invalidity or unenforceability Proceeding against (i) Zimmer or any of its Affiliates, (ii) any Zimmer Customers based on their resale, distribution, use or other Exploitation of any products sold or offered for sale by Zimmer or any of its Affiliates or (iii) any Zimmer Suppliers based on their manufacture and supply for Zimmer or any of its Affiliates of any products sold or offered for sale by Zimmer or any of its Affiliates (except, in each case, in response to any patent infringement or patent invalidity or unenforceability Proceeding that is first threatened, initiated or otherwise asserted by Zimmer or any of its Affiliates), and does not withdraw such threat, initiation or assertion of such Proceeding within the Standstill Period after receiving a written response from Zimmer or any of its Affiliates, Customers or Suppliers invoking the terms and conditions of this Section 16(e), then Zimmer and its Affiliates shall have the right to suspend the Zimmer Covenant Not to Sue extended under this Section 16 to the Acquirer of Conformis, the Divested Conformis Entity or the acquirer of such Divested Conformis Entity or Divested Conformis Product.
(f)    Notwithstanding Section 16(a), if any Affiliate (a “Divested Zimmer Entity”) of Zimmer ceases to be an Affiliate of Zimmer or if Zimmer or any of its Affiliates transfers any Zimmer Licensed Products (“Divested Zimmer Products”) to any third party acquirer by way of

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any asset sale (each of the foregoing transactions, a “Zimmer Divestiture”), then, subject to Section 16(g), Zimmer may extend the Zimmer License, Conformis Covenant Not to Sue and release granted hereunder to such Divested Zimmer Entity or Divested Zimmer Products, as applicable; provided that (i)  the acquirer of such Divested Zimmer Entity or Divested Zimmer Products agrees to be bound by the terms and conditions of this Settlement Agreement, and (ii) with respect to the Zimmer Licensed Products that are the subject of such Zimmer Divestiture, the extension of the Zimmer License and Conformis Covenant Not to Sue under this Section 16(f) shall only apply to such Zimmer Licensed Products as they exist as of the time of such Zimmer Divestiture, together with any Limited Variations of these products. For the avoidance of doubt, and notwithstanding anything in this Settlement Agreement to the contrary, the licenses, covenants, non-asserts and other immunities granted by or on behalf of such Divested Zimmer Entity under this Settlement Agreement shall in no way be affected by such Zimmer Divestiture and shall remain in full force and effect in accordance with this Settlement Agreement.
(g)    If an Acquirer of Zimmer, Divested Zimmer Entity or any acquirer of any Divested Zimmer Entity or Divested Zimmer Product threatens in writing, initiates or otherwise asserts any patent infringement or patent invalidity or unenforceability Proceeding against (i) Conformis or any of its Affiliates, (ii) any Conformis Customers based on their resale, distribution, use or other Exploitation of any products sold or offered for sale by Conformis or any of its Affiliates or (iii) any Conformis Suppliers based on their manufacture and supply for Conformis or any of its Affiliates of any products sold or offered for sale by Conformis or any of its Affiliates (except in response to any patent infringement or patent invalidity or unenforceability Proceeding that is first threatened, initiated or otherwise asserted by Conformis or any of its Affiliates), and does not withdraw such threat, initiation or assertion of such Proceeding within the Standstill Period after receiving a written response from Conformis or any of its Affiliates, Customers or Suppliers invoking the terms and conditions of this Section 16(g), then Conformis and its Affiliates shall have the right to suspend the Conformis Covenant not to Sue extended under this Section 16 to the Acquirer of Zimmer, the Divested Zimmer Entity or the acquirer of such Divested Zimmer Entity or Divested Zimmer Product.
17.    Governing Law
This Settlement Agreement shall be construed under the laws of the United States and the State of Delaware (without reference to its choice of law statutes or precedents).
18.    Choice of Venue and Jurisdiction
Any action arising under or relating to this Settlement Agreement shall be venued exclusively in the state or federal courts of the State of Delaware. Each Party expressly and irrevocably consents and submits to the jurisdiction of the court of the State of Delaware having appropriate jurisdiction in connection with any such legal proceeding.

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19.    WAIVER OF JURY TRIAL
EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SETTLEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
20.    Confidentiality; Announcements
(a)    Except as expressly provided in this Section 20, the terms of this Settlement Agreement and all correspondence and discussions relating to this Settlement Agreement (collectively, “Confidential Information”) are confidential. The Parties shall, and shall cause each of their Affiliates to, maintain the confidentiality of the Confidential Information and no Party, nor any of their Affiliates, shall now or hereafter disclose the Confidential Information to any third party except: (i) with the prior written consent of each Party, (ii) as may be required by Applicable Law or order of a Governmental Authority of competent jurisdiction, including in connection with any public filings required to be made to the U.S. Securities and Exchange Commission (“SEC”) under Applicable Law, (iii) in confidence to the professional legal and financial counsel and accounting professionals representing such Party or such Affiliate, (iv) in confidence, under a written confidentiality agreement (with confidentiality terms and conditions no less restrictive than those set forth herein), to (A) any Person covered or potentially to be covered by the releases, licenses, covenants or non-asserts granted herein or (B) any prospective licensee or sublicensee of any Patent subject to the releases, licenses, covenants or non-asserts granted herein, or (v)  in civil litigation, but only insofar as the Confidential Information to be disclosed is designated “Highly Confidential” or any other similar designation under a court approved protective order. With respect to the foregoing clause (ii), such disclosing Party or Affiliate shall, to the extent legally permissible, provide the other Party with prior written notice of such Applicable Law or order or public filing and, at the written request of the other Party, use reasonable efforts to limit the disclosure of the Confidential Information, and to obtain a protective order or other confidential treatment. Without limiting the generality of the foregoing, Zimmer acknowledges and agrees that Conformis may file this Settlement Agreement with the SEC; provided that, (A) pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, Conformis shall seek confidential treatment of those terms and conditions of this Settlement Agreement as mutually agreed by the Parties (such confidential treatment request, the “Request”) and (B) to the extent permitted by Applicable Law, Conformis shall promptly notify Zimmer in writing of any denial of such Request by the SEC and provide Zimmer with a reasonable opportunity to comment on any response to such denial in furtherance of seeking such confidential treatment (it being understood that, notwithstanding anything herein to the contrary, any terms of this Settlement Agreement that are publicly filed with the SEC without confidential treatment in accordance with the foregoing shall not be considered to be Confidential Information hereunder).
(b)    Notwithstanding anything in Section 20(a) to the contrary, Conformis shall have the right to issue a press release with respect to this Settlement Agreement in the form attached hereto as Exhibit A on or as soon as reasonably practicable (and in any event within five (5) business days) after the Effective Date. Except as permitted in the immediately preceding sentence, neither Party shall issue a press release with respect to this Settlement Agreement without the prior written consent of the other Party.

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21.    Binding Effect and Benefit
This Settlement Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. All licenses and non-asserts granted under this Settlement Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the United States Bankruptcy Code and a licensee or recipient of a non-assert under this Settlement Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.
22.    Notices. All notices and requests which are required or permitted to be given in connection with this Settlement Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mail, postage prepaid, certified or registered, return receipt requested, and addressed as follows, or to such other address as the Party to receive the notice or request so designates by written notice to the other:

For Zimmer:

Zimmer Biomet Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580
Attention: The Office of the General Counsel

With a copy to:

Paul Hastings LLP
875 15th Street, NW
Washington, DC 20005
Attention: Naveen Modi

For Conformis: Conformis, Inc. 600 Technology Park Drive Billerica, MA 01821 Attn: Chief Executive Officer Attn: Chief Legal Officer / General Counsel
23.    No Modification Except By Writing
This Settlement Agreement may not be amended, modified, or altered except by a writing executed by each of the Parties.
24.    Construction
This Settlement Agreement has been entered into after negotiation and review of its terms and conditions by Parties with substantially equal bargaining power, each of whom has had full and fair opportunity to consult with counsel, and is under no compulsion to execute and deliver a

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disadvantageous agreement. This Settlement Agreement incorporates provisions, comments and suggestions proposed by all Parties, and shall be deemed to have been drafted by all Parties. No ambiguity or omission in this Settlement Agreement shall be construed or resolved against any Party on the ground that this Settlement Agreement or any of its provisions was drafted or proposed by that Party. The language of this Settlement Agreement shall be construed as a whole according to its fair meaning and not for or against any Party.
25.    Other Definitional Provisions
The words “hereof,” “herein” and “hereunder” and words of like import used in this Settlement Agreement shall refer to this Settlement Agreement as a whole and not to any particular provision of this Settlement Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Settlement Agreement unless otherwise specified. Any singular term in this Settlement Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Settlement Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.
26.    Waiver
This Settlement Agreement may not be waived by any Party except by a writing executed by the Party against whom the waiver is to be effective. Without waiving the applicable statutes of limitations, the Parties understand and agree that no forbearance by any Party to enforce any provisions hereof or any rights existing hereunder shall constitute a waiver of such provisions or rights, or be deemed to effect an amendment or modification of this Settlement Agreement. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
27.    Integration
This Settlement Agreement contains the entire agreement by and among each Party regarding the subject matter hereof, and supersedes and cancels all previous communications among them concerning its subject matter.
28.    Severability

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If any provision of this Settlement Agreement is held invalid or unenforceable for any reason, such provision is fully separable, and shall thereupon be separated from the remaining provisions of this Settlement Agreement, and the remaining provisions are nevertheless validated and enforceable as if such of the provisions held invalid or unenforceable were not part of this Settlement Agreement.
29.    Counterparts, Fax and Electronic Signatures
This Settlement Agreement may be executed in counterparts with the same effect as if all Parties had signed the same document. All such counterparts shall be construed together and shall constitute a single agreement. Fax and electronic copies of signatures shall have the same effect as originals.
30.    Irreparable Harm Arising from Breach
The Parties agree that violation of the provisions contained in this Settlement Agreement shall cause a Party to suffer immediate and irreparable harm for which there is no adequate remedy at law. Therefore, the Parties further agree that in the event of a breach of this Settlement Agreement, the non-breaching Party shall be entitled to seek preliminary and permanent injunctive relief or specific performance, in addition to all other remedies available to it at law or equity.
* * *
In WITNESS WHEREOF, the Parties have executed this Settlement Agreement through their duly authorized representatives as of the Effective Date:

ZIMMER BIOMET HOLDINGS, INC.
By:	/s/ Chad F. Phipps
Name: Chad F. Phipps
Title: SVP, General Counsel & Secretary

ZIMMER, INC.
By:	/s/ Chad F. Phipps
Name: Chad F. Phipps
Title: SVP, General Counsel & Secretary

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ZIMMER US, INC.
By:	/s/ Chad F. Phipps
Name: Chad F. Phipps
Title: SVP, General Counsel & Secretary

BIOMET MANUFACTURING, LLC
By:	/s/ Chad F. Phipps
Name: Chad F. Phipps
Title: SVP, General Counsel & Secretary

CONFORMIS, INC.
By:	/s/ Mark Augusti
Name: Mark Augusti
Title: CEO

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